EXHIBIT 99.1

Berkeley Lights Reports First Quarter 2021 Financial Results
Q1 2021 revenue increased 35% year over year

EMERYVILLE, Calif. May 11, 2021 – Berkeley Lights, Inc. (Nasdaq: BLI), a leader in Digital Cell Biology, today reported financial results for the quarter ended March 31, 2021.

Recent Highlights

•Total revenue of $18.6 million for the first quarter of 2021, representing 35% growth year over year

•Grew the installed base to 85 platforms during the first quarter of 2021, with eight new direct placements and two existing platforms added upon the successful completion of a joint development and partnership program

•Announced the launch of Opto Assure, the first of a series of assays that will provide yield and product quality data at an earlier stage in cell development

•Appointed Greg Lucier as Chairperson and John Chiminiski as an Independent Director to its Board of Directors

“We started the year with strong platform placements, continued to expand opportunities in our core business and grew our total addressable market,” said Berkeley Lights Chief Executive Officer Eric Hobbs, Ph.D. “As we look ahead in 2021, I continue to be excited about the opportunities in front of us and I am confident that we are well positioned to execute our strategy to transform the market for cell-based products this year and beyond.”

First Quarter 2021 Financial Results

	Three Months Ended March 31,
(in thousands, except per share data)	2021	2020
	(unaudited)	(unaudited)
Revenue	$18,628	$13,778
Gross profit	12,451	9,979
Gross margin %	67%	72%
Operating expenses	27,600	18,207
Loss from operations	(15,149)	(8,228)
Net loss and net comprehensive loss	(15,435)	(8,425)
Net loss attributable to common stockholders per share, basic and diluted	(0.24)	(3.02)
Total stock-based compensation	4,494	1,179

2021 Outlook
Berkeley Lights continues to expect full year 2021 revenue to be in the range of $90 million to $100 million, representing 40% to 56% growth over the full year of 2020.

Webcast and Conference Call Information
Berkeley Lights will host a conference call to discuss the first quarter 2021 financial results before market open on Tuesday, May 11, 2021 at 5:30 a.m Pacific Time/8:30 a.m. Eastern Time. A webcast of the conference call can be accessed at http://investors.berkeleylights.com. The webcast will be archived and available for replay for at least 90 days after the event.

About Berkeley Lights

Berkeley Lights is a leading Digital Cell Biology company focused on enabling and accelerating the rapid development and commercialization of biotherapeutics and other cell-based products for our customers. The Berkeley Lights Platform captures deep phenotypic, functional, and genotypic information for thousands of single cells in parallel and can also deliver the live biology customers desire in the form of the best cells. Our platform is a fully integrated, end-to-end solution, comprising proprietary consumables, including our OptoSelect chips and reagent kits, advanced automation systems, and application software. We developed the Berkeley Lights Platform to provide the most advanced environment for rapid functional characterization of single cells at scale, the goal of which is to establish an industry standard for our customers throughout their cell-based product value chain.

Berkeley Lights’ Beacon and Lightning systems and Culture Station instrument are: FOR RESEARCH USE ONLY. Not for use in diagnostic procedures.

Forward Looking Statements

This press release contains forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to management. All statements contained in this release other than statements of historical fact are forward-looking statements, including statements regarding our ability to develop, commercialize and achieve market acceptance of our current and planned products and services, our research and development efforts, and other matters regarding our business strategies, use of capital, results of operations and financial position, and plans and objectives for future operations.

In some cases, you can identify forward-looking statements by the words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties and other factors are described under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in the documents we file with the Securities and Exchange Commission from time to time. We caution you that forward-looking statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. As a result, the forward-looking statements may not prove to be accurate. The forward-looking statements in this press release represent our views as of the date hereof. We undertake no obligation to update any forward-looking statements for any reason, except as required by law.

Press Contact
berkeleylights@bulleitgroup.com

Investor Contact
ir@berkeleylights.com

Berkeley Lights, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)
(In thousands, except share and per share data)

	Three months ended March 31,
	2021	2020

Revenue:
Product revenue	$13,533	$10,683
Service revenue	5,095	3,095
Total revenue	18,628	13,778
Cost of sales:
Product cost of sales	3,703	2,620
Service cost of sales	2,474	1,179
Total cost of sales	6,177	3,799
Gross profit	12,451	9,979
Operating expenses:
Research and development	13,027	10,976
General and administrative	8,967	3,997
Sales and marketing	5,606	3,234
Total operating expenses	27,600	18,207
Loss from operations	(15,149)	(8,228)
Other income (expense):
Interest expense	(354)	(357)
Interest income	66	151
Other income (expense), net	19	25
Loss before income taxes	(15,418)	(8,409)
Provision for income taxes	17	16
Net loss and net comprehensive loss	$(15,435)	$(8,425)

Net loss attributable to common stockholders per share, basic and diluted	$(0.24)	$(3.02)
Weighted-average shares used in calculating net loss per share, basic and diluted	65,259,398	3,047,967

Berkeley Lights, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

Assets	March 31, 2021	December 31, 2020
	(unaudited)
Current assets:
Cash and cash equivalents	$230,165	$233,408
Trade accounts receivable	16,432	12,939
Inventory	10,941	11,047
Prepaid expenses and other current assets	8,240	8,175
Total current assets	265,778	265,569
Restricted cash	270	270
Property and equipment, net	17,152	14,544
Operating lease right-of-use assets	16,223	16,718
Other assets	3,528	2,557
Total assets	$302,951	$299,658
Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$6,934	$3,491
Accrued expenses and other current liabilities	8,153	8,401
Current portion of notes payable	16,592	11,594
Deferred revenue	7,929	5,482
Total current liabilities	39,608	28,968
Notes payable, net of current portion	3,320	8,301
Deferred revenue, net of current portion	2,301	1,709
Lease liability, long-term	15,356	15,899
Total liabilities	60,585	54,877
Stockholders’ equity:
Convertible preferred stock	—	—
Common stock	4	3
Additional paid-in capital	449,681	436,662
Accumulated deficit	(207,319)	(191,884)
Total stockholders’ equity	242,366	244,781
Total liabilities and stockholders’ equity	$302,951	$299,658